UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INVENSENSE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVENSENSE, INC.

1197 Borregas Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Friday, September 14, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of InvenSense, Inc., a Delaware corporation. The meeting will be held on Friday, September 14, 2012 at 8:30 a.m. pacific daylight time at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94306.

Proposals to be considered at the annual meeting:

1.	Election of our board’s three nominees for Class I directors to serve for the ensuing three years and until their successors are elected.

2.	A non-binding advisory resolution to approve our named executive officer compensation.

3.	A non-binding advisory resolution on the frequency of named executive officer compensation advisory votes.

4.	Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is July 23, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We are providing our stockholders with access to the proxy materials over the Internet using the “Notice and Access” delivery model established by the Securities and Exchange Commission. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about July 30, 2012, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Alan Krock Vice President and Chief Financial Officer

Sunnyvale, California

July 30, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2012 ANNUAL MEETING OF STOCKHOLDERS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TABLE OF CONTENTS

1197 Borregas Avenue Sunnyvale, California 94089

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice and, as required, any other printed proxy materials, on or about July 30, 2012 to all stockholders of record entitled to vote at the 2012 annual meeting of stockholders, or annual meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of InvenSense, Inc. (which we refer to in this proxy statement as InvenSense, the Company, we or us) is soliciting your proxy to vote at the annual meeting. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you receive a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the annual meeting?

The meeting will be held on Friday, September 14, 2012 at 8:30 a.m. pacific daylight time at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94306.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 23, 2012 will be entitled to vote at the annual meeting. On the record date, there were 81,749,556 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on July 23, 2012, your shares of InvenSense’s common stock were registered directly with Computershare Trust Company, N.A., our transfer agent for our common stock, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on July 23, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s three nominees for Class I directors.

2.	A non-binding advisory resolution to approve our named executive officer compensation.

3.	A non-binding advisory resolution on the frequency of named executive officer compensation advisory votes.

4.	Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013.

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For the proposals regarding a non-binding advisory resolution to approve our named executive compensation, and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, you may vote “For” or “Against” the proposal or abstain from voting. For the proposal regarding a non-binding advisory resolution on the frequency of named executive officer compensation advisory votes, you may vote for “One,” “Two” or “Three” years or abstain from voting.

How do I vote?

The procedures for voting are as follows:

Voting via the Internet

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You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

•

You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the non-binding advisory resolution to approve our named executive officer compensation, for the non-binding resolution advising “Three” year frequency for future advisory votes on named executive officer compensation, and “For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mea n if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may grant a subsequent proxy through our Internet voting site;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1197 Borregas Avenue, Sunnyvale, California 94089; or

•

You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing between May 16, 2013 and June 15, 2013 to our Corporate Secretary at 1197 Borregas Avenue, Sunnyvale, California 94089. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by July 27, 2013. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are broker non-votes? How do I vote if I hold my shares in street name?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, elections of directors are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees or for any frequency of named executive officer compensation advisory votes.

With respect to the non-binding advisory resolution to approve our named executive officer compensation and the ratification of Deloitte & Touche, the inspector of election will separately count “For” and “Against” votes. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for the proposal.

How many votes are needed to approve each of the proposals?

•	Proposal 1 — Election of our three nominees for Class I director. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

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Proposal 2 — Non-binding advisory vote to approve named executive officer compensation. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•

Proposal 3 — Non-binding advisory vote on the frequency of named executive officer compensation approval. The alternative receiving the greatest number of votes (among votes properly cast in person or by proxy) will be approved.

•

Proposal 4 —Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as the independent registered public accounting firm of InvenSense for our fiscal year ending March 31, 2013. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person or represented by proxy the holders of outstanding shares of common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of common stock. On the record date, there were 81,749,556 shares of common stock outstanding, all of which are entitled to vote. Thus, holders of shares representing at least 40,874,779 votes must be present in person or represented by proxy at the meeting to have a quorum.

Shares that are voted in person or by proxy are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will also be counted for purposes of calculating whether a quorum is present at the annual meeting. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our common stock, you have one vote for each share of common stock you owned as of July 23, 2012.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS

Pursuant to our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. The total number of authorized directors on our board of directors immediately following the 2012 annual meeting has been fixed at seven by a resolution of our board of directors, and three directors will serve as Class I directors whose terms will expire at the annual meeting of stockholders to be held in 2015.

There are three nominees for Class I director at this annual meeting, Jon Olson, Amit Shah and Yunbei “Ben” Yu, Ph.D. Stockholders cannot submit proxies voting for a greater number of persons than the three nominees named in this Proposal One. Each director to be elected will hold office until the annual meeting of stockholders held in 2015 and until his successor is elected or until the director’s death, resignation or removal. Each nominee is currently a director of InvenSense and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Required Vote

The three nominees receiving the highest number of “FOR” votes shall be elected as Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the three nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

Recommendation

The board of directors recommends a vote FOR each nominee named in Proposal One.

INFORMATION REGARDING OUR NOMINEES AND DIRECTORS

The following table sets forth information as of July 23, 2012 with respect to the nominees for election as Class I directors of our board.

Class I Director Nominees

Name	Age	Position
Jon Olson	59	Director and Member of the Audit Committee

Amit Shah	47	Director and Chairman of the Compensation Committee

Yunbei “Ben” Yu, Ph.D.	42	Director and Member of Compensation Committee

Continuing Directors

Name	Age	Class(1)	Position
Steven Nasiri	57	III	President, Chief Executive Officer and Chairman of the Board of Directors

Behrooz Abdi	50	III	Director and Member of the Nominating and Corporate Governance Committee

R. Douglas Norby	77	II	Director and Chairman of the Audit Committee

Tim Wilson	53	II	Director and Member of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee

(1)	The terms of Class II directors will expire at the 2013 annual meeting. The terms of Class III directors will expire at the 2014 annual meeting.

Nominees for Class I Directors

Jon Olson has served on our board of directors since October 2011. Mr. Olson has been the Senior Vice President, Finance and Chief Financial Officer at Xilinx, Inc., a provider of programmable semiconductor platforms, since August 2006 and joined Xilinx as Vice President, Finance and Chief Financial Officer in June 2005. Prior to joining Xilinx, he served from 1979 to 2005 at Intel Corporation, a semiconductor chip maker, in various senior financial positions, including Vice President, Finance and Enterprise Services, Director of Finance. Mr. Olson holds an M.B.A. in Finance from Santa Clara University and a B.S. in Accounting from Indiana University. We believe Mr. Olson’s qualifications to sit on our board of directors include his over 30 years of experience in senior roles of financial responsibility in the semiconductor industry, his track record of growing profitable businesses and his experience at various semiconductor and technology companies. Mr. Olson qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Amit Shah has served on our board of directors since April 2004. As a Managing Member of Artiman Management since 2000, he serves on the boards of Auryn Inc., Zyme Solutions, AbsolutelyNew, Inc., Guavus, Inc., Aditazz, Inc., Adama Materials, Inc. and Motif, Inc. In addition, he previously served on the boards of MYNDnet, Inc., Mastek, Inc., Sierra Design Automation, Inc., Net Devices, Inc., ConvergeLabs and Lightwire, Inc. Prior to founding Artiman Management, Mr. Shah founded Anthelion I & II, seed stage venture funds, which he has managed since 1996. From 1998 to 2000, he worked as Vice President of New Markets and Technologies for the Business Development and Alliances Group of Cisco Systems, Inc., a consumer electronics company, and he founded and was Chief Executive Officer of PipeLinks, Inc., an optical network company, until its acquisition by Cisco Systems in 1998. Mr. Shah also founded ZeitNet, a networking systems company, which was acquired by Cabletron Systems in 1996. Mr. Shah holds a B.S. in Electrical Engineering from The Maharaja Sayajirao University of Baroda, India and has done graduate work at the University of California, Irvine. We believe Mr. Shah’s qualifications to sit on our board of directors include his understanding of our company acquired during his years of service on our board of directors, his experience serving as a director of various technology companies and his perspective gained as a venture capital investor. Mr. Shah qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Yunbei “Ben” Yu, Ph.D. has served on our board of directors since March 2008. Dr. Yu also currently serves on the boards of 800App, Applied MicroStructures, Inc., Miox and VeriSilicon Holdings Co., Ltd., and serves as an observer on the board of Novariant, Inc. Dr. Yu has previously served on the boards of AuthenTec, Inc., mSilica, Inc., Multigig, Inc. and SyChip Inc. (acquired by Murata Manufacturing Co., Ltd.), and previously served as an observer on the board of Verari Systems. Dr. Yu has served as a Venture Partner or Managing Director at Sierra Ventures since 2000. Prior to joining Sierra Ventures, he worked from 1997 to 2000 at 3Com Corporation, an electronics manufacturer, where he held a number of engineering and project management positions. He received his B.S. in Engineering from the University of Western Australia and a Ph.D. in Electrical Engineering from Princeton University. We believe Dr. Yu’s qualifications to sit on our board of directors include his extensive experience in investment management of and service as a board member of various companies in the semiconductor, communications component and systems industries. Dr. Yu qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Continuing Directors

Steven Nasiri, our founder, has served as our President, Chief Executive Officer and Chairman since our inception in 2003. Mr. Nasiri, a veteran of the MEMS industry, began his career in National Semiconductor’s MEMS division in 1977, and prior to founding InvenSense, he held various positions as a co-founder and executive of several MEMS companies, including SenSym (acquired by Honeywell), NovaSensor (acquired by General Electric), Integrated Sensor Solutions (acquired by Texas Instruments) and ISS-Nagano GmbH. He also held key management and operations positions at several semiconductor companies, including Fairchild Semiconductor and Maxim Integrated Products. Mr. Nasiri is a named inventor in 75 issued patents and patent applications and has authored many published papers and articles on MEMS technology. Mr. Nasiri earned an M.B.A. from Santa Clara University, an M.S. in Mechanical Engineering from San Jose State University and a B.S. in Mechanical Engineering from the University of California, Berkeley. We believe Mr. Nasiri’s qualifications to sit on our board of directors include the fact that, as our founder, Mr. Nasiri is uniquely familiar with the business, structure, culture and history of our company and that he also brings to the board of directors considerable expertise based on his management and technical experience in the MEMS industry.

Behrooz Abdi has served on our board of directors since June 2011. Mr. Abdi served as Executive Vice President and General Manager at NetLogic Microsystems, Inc., a provider of semiconductor solutions, from November 2009 to December 2011. Mr. Abdi served as the President and Chief Executive Officer of RMI Corporation (formerly Raza Microelectronics Inc.), a fabless semiconductor company, from November 2007 to October 2009. He served as Senior Vice President and General Manager of CDMA Technologies (QCT) at Qualcomm, Inc., a provider of wireless technology and services, from March 2004 to November 2007. Prior to joining Qualcomm, he held leadership and engineering positions of increasing responsibility at Motorola, Inc. in its Semiconductor Products Sector (SPS). From September 1999 to March 2003, he served as Vice President and General Manager for Motorola’s radio products division, in charge of RF and mixed signal ICs for the wireless mobile market. He currently serves as a director at Tabula, Inc. Mr. Abdi served as the Chairman and director of SMSC Storage, Inc. (Formerly Symwave, Inc.), from September 2009 to November 2010 and as a director of RMI Corporation from November 2007 to November 2009. Mr. Abdi holds a B.S. from Montana State University and an M.S. from the Georgia Institute of Technology, both in Electrical Engineering. We believe

Mr. Abdi’s qualifications to sit on our board of directors include his over 26 years of experience in the semiconductor industry, his track record of growing profitable businesses and his experience as a board member of various private semiconductor and technology companies. Mr. Abdi qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

R. Douglas Norby has served on our board of directors since September 2009. From July 2003 to January 2006, Mr. Norby served as Senior Vice President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he also served as a director of LSI Logic Corporation from 1993 until 2007. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS ChipPAC, Ltd., Alexion Pharmaceuticals, Inc., MagnaChip Semiconductor Corporation, Ikanos Communications, Inc. and Singulex, Inc. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School. We believe Mr. Norby’s qualifications to sit on our board of directors include his experience as an executive and a board member of various public and private semiconductor and technology companies. Mr. Norby qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Tim Wilson has served on our board of directors since April 2004. Mr. Wilson joined Artiman Management in January 2012 as a Managing Director. From 2001 until December 2011, he was a Partner of Partech International, LLC. Mr. Wilson currently serves on the boards of ACCO Semiconductor, Array Power, Five9, Prysm and LEDEngin. Between 1998 and 2001, he served as Vice President of Marketing and as Chief Marketing Officer for Digital Island, a Partech portfolio company. From 1996 to 1998, he was a General Manager at Lucent Technology. From 1983 to 1996, he held a variety of senior management positions within AT&T (North America and Australia) and AT&T Bell Labs. Mr. Wilson graduated summa cum laude, Phi Beta Kappa from Bowdoin College receiving his undergraduate degree in Physics. He received his M.B.A. from Duke University’s Fuqua School of Business, where he was named a Fuqua Scholar. We believe Mr. Wilson’s qualifications to sit on our board of directors include his years of service on our board, his experience with capital markets and his perspective gained in management of and service as a board member of various private companies. Mr. Wilson qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition and Leadership Structure

Our board of directors consists of seven members, including our President, Chief Executive Officer and Chairman of the board, Steven Nasiri, as well as six non-management directors, Messrs. Behrooz Abdi, R. Douglas Norby, Jon Olson, Amit Shah and Tim Wilson and Dr. Yunbei “Ben” Yu, each of whom qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	The Class I directors are Mr. Olson, Mr. Shah and Dr. Yu, and their terms will expire at the next annual meeting of stockholders, to be held September 14, 2012 as described in this proxy statement;

•	The Class II directors are Messrs. Norby and Wilson, and their terms will expire at the annual meeting of stockholders to be held in 2013; and

•	The Class III directors are Messrs. Nasiri and Abdi, and their terms will expire at the annual meeting of stockholders to be held in 2014.

Our board highly values independent directors. Currently, all of the members of our board of directors other than our Chief Executive Officer, Mr. Nasiri, are independent, as well as all members of the audit committee, the compensation committee and the nomination and corporate governance committee. Our board of directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. This flexibility permits our board of directors to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances.

The board currently combines the role of Chairman and Chief Executive Officer. The board believes that Mr. Nasiri, as founder and Chief Executive Officer since our inception, is best situated to serve as Chairman because he is the director most familiar with our industry and operations, and opportunities and challenges facing our business on a regular and company-wide basis and is therefore best able to identify the strategic priorities to be discussed by the board of directors. The board believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the board and fosters strategic development and execution. While the board has not appointed a lead independent director, the board maintains effective independent oversight through a number of governance practices, including our strong committee system, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

In addition, the board has established the following procedures for selecting the presiding director during the executive sessions of the board. The presiding director will be (i) the Chairman of the board, if that person is a non-employee director, or (ii) the lead independent director, if any. The position of presiding director rotates among our independent, non-employee directors depending on the primary focus of matters to be discussed during the executive session.

Role of the Board in Ri sk Oversight

The board of directors is actively involved the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing InvenSense from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

Board Meetings

During the fiscal year ended April 1, 2012, the board of directors held seven meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which the director served that were held during the portion of the last fiscal year in which he was a director or committee member. Board members are expected to regularly attend all meetings of the Board and committees on which they serve. Since the completion of our initial public offering in November 2011, our independent directors generally hold an executive session in conjunction with each in-person board meeting. Our board of directors also acted by unanimous written consent on two occasions during the fiscal year ended April 1, 2012.

Committees of the Board

In fiscal year 2012, our board of directors had three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for each of the board committees in fiscal year 2012:

Member of our board of directors in fiscal year 2012	Audit		Compensation		Nominating and Corporate Governance
Steven Nasiri
Behrooz Abdi					X
R. Douglas Norby	X	*
Jon Olson	X
Amit Shah	X	(1)	X	*
Tim Wilson	X				X	*
Yunbei “Ben” Yu, Ph.D.			X
Total meetings in fiscal year 2012	6		2		1

*	Committee chair in fiscal year 2012

(1)	Mr. Shah served as a member of the audit committee from the beginning of fiscal year 2012 until the election of Mr. Olson as a member of the board and audit committee in October 2011.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors concluded that each of the board members serving on a committee was “independent” as defined in the rules and regulations of the NYSE.

Audit Committee

Our audit committee is comprised of Messrs. Norby, Olson and Wilson, each of whom is a non-employee member of our board of directors. Mr. Norby is our audit committee chairman and our audit committee financial expert, as currently defined under the SEC rules. Our board of directors has determined that each of Messrs. Norby, Olson and Wilson is independent within the meaning of the applicable SEC rules and regulations of the NYSE.

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and will annually review the audit committee charter and the committee’s performance. The audit committee met six times during fiscal year 2012, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. Our audit committee operates under a written charter adopted by the board that satisfies the applicable standards of the NYSE that is posted on our website at ir.invensense.com under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Abdi and Wilson, each of whom is a non-employee member of our board of directors. Mr. Wilson is our nominating and corporate governance committee chairman. Our nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and the composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance principles and making recommendations concerning governance matters. Our nominating and corporate governance committee operates under a written charter adopted by the board that satisfies the applicable standards of the NYSE that is posted on our website at ir.invensense.com under the heading “Corporate Governance.” The nominating and corporate governance committee met once during fiscal year 2012.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board for next year’s annual meeting of stockholders may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Chair of the nominating and corporate governance committee c/o Corporate Secretary of InvenSense at 1197 Borregas Avenue, Sunnyvale, California 94089, by April 2, 2013. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Compensation Committee

Our compensation committee is comprised of Mr. Shah and Dr. Yu, each of whom is a non-employee member of our board of directors. Mr. Shah is our compensation committee chairman.

Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee administers the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members. It also reviews and recommends that the Compensation Discussion and Analysis section be included in this proxy statement. Our compensation committee operates under a written charter adopted by the board that satisfies the applicable standards of the NYSE that is posted on our website at ir.invensense.com under the heading “Corporate Governance.” The compensation committee met two times during fiscal year 2012. The compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. In June 2011, our compensation committee retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with our impending initial public offering.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the compensation committee (or, in the absence of such committee, the board of directors) of any other entity that has one or more executive officers serving on our compensation committee.

Corporate Governance

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.” The corporate governance guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Code of Business Conduct and Ethics

We have adopted the InvenSense Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics are available on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.”

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, charters for each committee of the board and other corporate governance documents, are posted on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines, Code of Business Conduct and Ethics as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 1197 Borregas Avenue, Sunnyvale, California 94089.

Director Compensation

Director Compensation for Fiscal Year 2012

Our non-employee directors who served during the fiscal year ended April 1, 2012 received the following compensation for their service on our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)		Total ($)
Behrooz Abdi	10,500	322,476	(4)	332,976
R. Douglas Norby	15,000	71,661	(5)	86,661
Jon Olson	11,813	238,868	(4)	250,681
Amit Shah	—	66,910	(6)	66,910
Tim Wilson	—	66,910	(6)	66,910
Yunbei “Ben” Yu, Ph.D.	—	236,975	(6)(7)	236,975

(1)	Reflects board retainer fees, as well as committee and committee chair retainer fees.

(2)	At April 1, 2012, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares:

Name	Stock Options (number of shares)
Behrooz Abdi	90,000
R. Douglas Norby	145,000
Jon Olson	90,000
Amit Shah	20,000
Tim Wilson	20,000
Yunbei “Ben” Yu, Ph.D.	40,000

(3)	The amounts reported for the stock option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock option awards are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 1, 2012 which was filed with the SEC on June 19, 2012.

(4)

On July 9, 2011 and October 21, 2011, we granted each of Mr. Abdi and Mr. Olson an option to purchase 90,000 shares of our common stock with a per share exercise price of $7.32 which our board of directors determined equaled the fair market value of our common stock on the date of grant. 1/4th of the shares subject to Mr. Abdi’s option vests one year following the commencement of his service on our board of directors, with 1/48th of the shares subject to the option vesting monthly thereafter, and 1/48th of the shares subject to Mr. Olson’s option vest monthly following the commencement of his service on our board of directors, such that all the shares subject to each option will be fully vested upon the fourth anniversary of each director’s service on our board of directors. All directors are entitled to certain initial equity grants upon joining the board of directors, as described more fully below under the heading “— Discussion of Director Compensation.”

(5)	On July 9, 2011, we granted Mr. Norby an option to purchase 20,000 shares of our common stock with a per share exercise price of $7.32, which our board of directors determined equaled the fair market value of our common stock on the date of grant. 1/12th of the shares subject to the option will vest each month commencing one month after the fourth anniversary of his service on our board of directors, such that all the shares subject to the option will be fully vested upon the fifth anniversary of his service on our board of directors. Subsequent to this grant, our board of directors adopted a compensation policy whereby all directors are entitled to certain annual equity awards upon the anniversary of their joining the board of directors, as described more fully below under the heading “— Discussion of Director Compensation.”

(6)	On November 15, 2011, in connection with our initial public offering, we granted each of Messrs. Shah, Wilson and Yu an option to purchase 20,000 shares of our common stock with a per share exercise price of $7.50, the price per share at which our common stock was first offered to the public in our initial public offering on that date. 1/12th of the shares subject to the options will vest each month commencing one month after the date of grant, such that all the shares subject to the options will be fully vested upon the first anniversary of the date of grant.

(7)

Reflects the annual award granted to Mr. Yu on March 28, 2012, the anniversary of his service on our board of directors, of an option to purchase 20,000 shares of stock with a per share exercise price of $18.91, the closing price of our common stock on the date of grant. 1/12th of the shares subject to the option will vest each month commencing November 15, 2012, the date on which his previously existing grants will have completed vesting. All directors are entitled to certain annual equity awards upon the anniversary of their joining the board of directors, as described more fully below under the heading “— Discussion of Director Compensation.”

Discussion of Director Compensation

Directors who are employees of ours do not receive any compensation for their service on our board of directors. Our board of directors has adopted the following compensation policy that is applicable to all of our current non-employee directors:

•

Initial Equity Grants. Each non-employee director who joins the board will receive an option to purchase 90,000 shares of our common stock, with 1/48th of the shares subject to the option vesting on a monthly basis over four years, subject to the director’s continuous service as a member of the board of directors. If still vesting, the grant will accelerate in full upon a change in control of our company.

•

Annual Equity Grants. Each non-employee director will receive annually an option to purchase 20,000 shares of our common stock, with 1/12th of the shares subject to the option vesting on a monthly basis commencing the month after the completion of vesting of any existing grants held by such director. The annual option grant will be made on the anniversary of the date on which a non-employee director joins the board of directors. Any such grant which has commenced vesting will accelerate in full upon a change of control of our company.

•

Retainers. Each non-employee director who is not an affiliate of an investor holding more than 5% of our outstanding shares of common stock as of November 15, 2011 will receive annual cash retainers, payable quarterly in arrears (the amount of the annual retainer for the third quarter of fiscal year 2012 was calculated and paid on a pro rata basis for the period between November 15, 2011 and January 1, 2012). The unpaid amounts of these retainers will be payable in full for the current fiscal year in the event of a change of control of our company during that fiscal year. The annual retainer for service on the board of directors will be $25,000, and the annual retainers for service on committees of our board of directors will be as follows:

Position	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$15,000	$10,000	$7,000
Member	$6,500	$5,000	$3,000

In the fiscal year ended April 1, 2012, the total cash compensation paid to non-employee directors was $37,313.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with recent legislation and related SEC regulations, we are providing stockholders with a non-binding advisory vote to approve compensation programs for our named executive officers, also known as “say on pay.”

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the remainder of the Executive Compensation section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to recruit, retain and motivate talented individuals with the experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding achievement of selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 18) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal year 2012 compensation of our executive officers.

As an advisory vote, this proposal is not binding. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

Required Vote

Approval of the non-binding advisory resolution regarding named executive officer compensation requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to pass. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” approval of the non-binding advisory resolution regarding named executive officer compensation.

Recommendation

The board of directors recommends a vote FOR the following resolution:

“RESOLVED, that InvenSenes, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in InvenSense, Inc.’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of July 23, 2012, and their positions, and their respective ages on that date, are:

Name	Age	Position
Steven Nasiri	57	President, Chief Executive Officer and Chairman of the Board of Directors
Alan Krock	51	Chief Financial Officer
Dan Goehl	41	Vice President – Worldwide Sales
Ram Krishnan	59	Vice President – Operations
Stephen Lloyd	47	Vice President – Engineering and New Product Development

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “— Employment Agreements; Change in Control Arrangements; and Potential Payments Upon Termination or Change in Control.” Biographical information for Mr. Nasiri is provided above. See “Information Regarding Our Nominees and Directors.”

Alan Krock joined us in May 2011 as our Chief Financial Officer. Prior to joining us, Mr. Krock gained extensive experience in financial and audit control related matters as the Chief Financial Officer of Beceem Communications, Inc., a provider of integrated circuit products, from January 2010 until January 2011, Vice President and Chief Financial Officer of PMC-Sierra, Inc., a provider of integrated circuit products, from November 2002 until March 2007, Vice President of Corporate Affairs for PMC-Sierra, Inc., from March 2007 until March 2008, and Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a provider of semiconductor solutions, from January 1998 until November 2002. Mr. Krock also served as a member of the board of directors of NetLogic Microsystems, Inc. from August 2005 to February 2012. Mr. Krock holds a B.S. in Business Administration from the University of California, Berkeley.

Daniel Goehl joined us in 2004 as our Director of Business Development and became our Vice President of Worldwide Sales in March 2007. Prior to joining InvenSense, Mr. Goehl held senior management positions and led sales and business development initiatives at start-up companies in semiconductor and wireless technology markets such as Nazomi Communications, CSI Wireless, Meridian Wireless and Omni Telecommunications. Mr. Goehl has a B.A. in Economics from the University of Illinois and attended Kansai Gaidai University in Osaka, Japan for International Business and Japanese language studies.

Ram Krishnan, Ph.D. has been our Vice President of Operations since April 2007. Prior to joining InvenSense, he served as Vice President and General Manager of the Fiber Optics Division at Agilent Technologies, a diagnostic instrument and sensor manufacturer, from March 2005 to December 2005, and as Vice President of Operations at Avago Technologies, a semiconductor company, from December 2005 to February 2007. In addition, Dr. Krishnan has held numerous executive and management positions related to high-volume production and manufacturing of high-volume electronic products, including serving as Vice President of Operations at LuxN (acquired by Zhone Technologies), an optical network company, and as Vice President, Process and Quality Engineering at Bloom Energy (formerly Ion America), a fuel cell company. Dr. Krishnan received his B.S. from the Indian Institute of Technology, Madras, India, his M.S. from Duke University and his Ph.D. from the University of California, Berkeley, all in Mechanical Engineering.

Stephen Lloyd has been our Vice President of Engineering and New Product Development since December 2008. Prior to joining InvenSense, he worked at several semiconductor companies, including service from 2004 to 2008 at Beceem Communications first as Vice President of Engineering for RF Microelectronics and later as Executive Vice President of Engineering. From 2002 to 2004, he served as Executive Director of RF IC Design for Skyworks Solutions, and from 1997 to 2002, he served as an Executive Director of Conexant Systems. Mr. Lloyd received his B.S. in Electronic Engineering from the University of California, Berkeley.

Compensation Discussion and Analysis

The following discussion and analysis of the compensation arrangements of our named executive officers identified below for fiscal year 2012 should be read together with the compensation tables and related disclosures set forth below.

We refer to our chief executive officer, our current and former interim chief financial officer and our three other most highly compensated executive officers during fiscal year 2012 as our “named executive officers.” Jim Callas served as our interim chief financial officer from January 2011 until Alan Krock joined us as chief financial officer in May 2011. Our named executive officers for fiscal year 2012 were as follows:

•	Steven Nasiri, President and Chief Executive Officer

•	Alan Krock, Vice President and Chief Financial Officer

•	Jim Callas, Corporate Controller and Former Interim Chief Financial Officer

•	Daniel Goehl, Vice President — Worldwide Sales

•	Ram Krishnan, Vice President — Operations

•	Stephen Lloyd, Vice President — Engineering and New Product Development

Compensation Objectives

We structure our compensation programs to reward high performance and innovation, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. Our executive compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively and tying their compensation to our success as a whole and to their individual contributions to such success.

Specifically, the compensation committee believes that the primary objectives of our compensation policies are:

•	creating long-term incentives for management to increase stockholder value;

•	motivating our executives to achieve our short-term and long-term goals;

•	providing clear company and individual objectives that promote innovation to achieve our objectives;

•	rewarding the achievement of targeted results; and

•	retaining executive officers whose abilities are critical to our long-term success and competitiveness.

Framework for Determining Executive Compensation

Our executive compensation program has four primary components: (i) base salary, (ii) cash bonus compensation, (iii) non-equity incentive plan compensation and (iv) equity awards. In addition, we provide our executive officers with other compensation, including a variety of benefits that are available generally to all salaried employees in the geographic locations where such executives are based.

We utilize a discretionary approach for determining our named executive officers’ compensation, which is based upon the business judgment and experience of our compensation committee and our chief executive officer. We rely in part on the experience and familiarity of our compensation committee members with current information relating to total aggregate compensation levels paid by technology companies of similar scale to ours. Our compensation committee members have obtained this experience and familiarity as venture capitalists and/or executives at technology companies. In June 2011, in anticipation of our initial public offering, our compensation committee engaged Compensia, Inc., a national compensation consulting firm, to review the compensation arrangements of our executive officers and to evaluate our equity award grant practices, in comparison to the practices of a group of publicly traded semiconductor companies identified by Compensia. We reviewed information provided by Compensia in establishing cash compensation targets for our executive officers for 2012. However, we did and do not benchmark our compensation levels against a peer group of companies. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

We historically made decisions concerning executive compensation, including establishing base salaries and bonus programs and setting individual and company-wide performance targets, at the beginning of each calendar year for that calendar year period (i) because of the relative simplicity of performing and communicating calendar year results and (ii) in order to align those decisions with the end of the executive’s tax years and the practices of companies with which we compete for employees. We aligned our executive compensation process with our own fiscal year beginning with fiscal year 2012. Accordingly, performance compensation paid for fiscal year 2012 covered a period of approximately 15 months from January 1, 2011 through April 1, 2012.

Our chief executive officer provides annual recommendations to the compensation committee and discusses the compensation and performance of all executive officers, excluding himself, with the compensation committee. Our chief executive officer bases his recommendations in part upon annual performance reviews of our executive officers. The annual performance reviews include an evaluation of individual performance goals, effort and creativity. The individual performance goals of each named executive officer are reviewed with the compensation committee at the time they are established. As part of each performance review, our chief executive officer awards points at his discretion based on an evaluation of individual goals, effort, and creativity. The individual performance goals contain baseline, target and more difficult to achieve objectives, and combined with our chief executive officer’s subjective evaluation of effort and creativity, it is expected that the average number of points received by the performing executive officer will be approximately 75% of the maximum number of points available. The score is primarily used to determine the amount of the discretionary cash bonus plan awards and non-equity incentive awards, as discussed below.

The compensation of our president and chief executive officer, Mr. Nasiri, is established by the board of directors, excluding Mr. Nasiri, upon the recommendation of the compensation committee, based on the compensation committee’s discussions with, and evaluation of, Mr. Nasiri. The specific criteria used to evaluate Mr. Nasiri’s performance during fiscal year 2012 are described below.

The following is a discussion of the individual performance evaluations applicable to our named executive officers for fiscal year 2012:

Steven Nasiri, President and Chief Executive Officer

Mr. Nasiri was evaluated on the basis of the overall performance of our company, including the extent to which we were successful in achieving net revenue goals, market leadership, profitability, customer diversification, product development, technology milestones, organizational development and the development of systems to support our initial public offering.

Alan Krock, Vice President and Chief Financial Officer

Mr. Krock was evaluated on his management of our financial operations, development of reporting systems to support our functioning as a public company, timely and accurate reporting of financial and critical operating information to our management team and board, establishment and management of a treasury function, and improvements in systems supporting, and management of, our human resources, information technology and facilities functions.

Jim Callas, Corporate Controller and Former Interim Chief Financial Officer

Mr. Callas was evaluated on his management of our financial operations and human resource matters, development of our information technology infrastructure, timely preparation of our financial statements and implementation of enhanced controls and procedures and administration of our international tax structure.

Daniel Goehl, Vice President — Worldwide Sales

Mr. Goehl was evaluated on his achievement of sales objectives, development of marketing strategies, generation of business development opportunities, management of our sales organization, support of our business development activities, management of key customer relationships, and participation in hiring and training activities.

Ram Krishnan, Vice President — Operations

Mr. Krishnan was evaluated on the achievement of certain manufacturing process improvements, manufacturing yields and capacity improvement goals.

Stephen Lloyd, Vice President — Engineering and New Product Development

Mr. Lloyd was evaluated on his achievement of certain product development and production goals, development of intellectual property, support of business development activities, and participation in hiring and training activities.

Elements of Compensation

Base Salary

We pay base salaries to provide a fixed level of cash compensation for our named executive officers to compensate them for services rendered during the fiscal year. Each year we determine salary increases, if any, based upon a subjective evaluation of each executive’s individual performance, position, tenure, experience, expertise, leadership, management capability, and the extent to which the executive has been successful in managing and growing the operations or organization for which such executive is responsible. We do not apply formulaic base salary increases to our named executive officers. For fiscal year 2012, the board of directors increased Mr. Nasiri’s base salary from $275,000 to $375,000 in recognition of our substantial growth and impending initial public offering. The compensation committee also increased Mr. Goehl’s base salary from $175,000 to $200,000 in recognition of the substantially increased scope of his responsibilities in managing a larger and more complex sales organization. The compensation committee determined that no other salary increases were necessary for fiscal year 2012.

Discretionary Cash Bonus Plan

We establish a cash bonus target amount annually for each of our named executive officers in conjunction with setting such officer’s base salary. The amount of each cash bonus target is set so that the combination of base salary and a payout of approximately 75% of an executive’s cash bonus target will result in a compensation package that, in the judgment of our compensation committee and our chief executive officer, is aligned with the compensation packages of similar executives in other technology-focused companies of similar scale. The actual cash bonus payment is calculated by multiplying the average score attained by a named executive officer from his annual performance reviews (in percentage terms) by the cash bonus target amount. Such payments are made during the first month following the end of the fiscal year provided that the named executive officer is employed by us on the date of payment.

The following cash bonus target awards were allocated to our named executive officers on the basis of relative salary levels and contributions to our net revenue goals

Named Executive Officer	2012 Fiscal Year Cash Bonus Target
Alan Krock	$80,000
Daniel Goehl	$50,000
Jim Callas	$30,000
Ram Krishnan	$40,000
Stephen Lloyd	$50,000

The board of directors did not establish a cash bonus target for our chief executive officer for the 2012 fiscal year. Mr. Krock’s cash bonus target as well as his non-equity incentive award target, described below, was established on the basis of an entire year’s performance. We agreed with Mr. Krock that payment of any cash bonus or non-equity incentive award earned by him would be prorated on the basis of the ten months he was employed by us in fiscal 2012.

Non-Equity Incentive Awards

We structure our annual non-equity incentive awards to reward named executive officers for the successful performance of our company as a whole and of each participating named executive officer as an individual. For the 2012 fiscal year, our compensation committee established a bonus pool available to all of our named executive officers except Mr. Callas, who participated in the bonus pool our compensation committee established available to non-executive employees. The bonus pools were based on our annual plan for the 2012 fiscal year, which took into account net revenue objectives established by the board of directors in consultation with management. The compensation committee chose to distribute the bonus pools to our named executive officers based on the extent to which we attained specified net revenue goals, believing that adequate incentives and controls were in place to encourage the attainment of other objectives established in our annual plan.

The compensation committee delegated the ability to designate our named executive officers’ fiscal year 2012 target awards to our chief executive officer. The committee designated a fiscal year 2012 target award for our chief executive officer after reviewing this target with our board. The following target awards were allocated to the participating named executive officers by our chief executive officer on the basis of relative salary levels and contributions to our net revenue goals.

Named Executive Officer	Fiscal 2012 Target Award
Steven Nasiri	$200,000
Alan Krock	$70,000
Jim Callas	$8,750
Daniel Goehl	$80,000
Ram Krishnan	$50,000
Stephen Lloyd	$50,000

For the 2012 fiscal year, the target awards for each of our named executive officers were subject to a percentage adjustment based on a target revenue goal of $145.0 million based on the following schedule, except Mr. Callas, whose maximum target award adjustment was 200%:

	Revenue Attainment
	Under Goal	100% to 105% of Goal	105% to 110% of Goal	110% to 115% of Goal	Above 115% of Goal
Target Award Adjustment:	0%	100%	150%	200%	300%

After determining that we had achieved a target award adjustment of 150% for each of our named executive officers based on total revenue of $153.5 million during the 2012 fiscal year, we calculated the actual cash payments for our named executive officers in accordance with the following formula:

Actual Cash Payment	=	2012 Target Award Amount	*	(Average Score from Annual Review) 100

Equity Awards

We believe that equity ownership in our company is an important component of each named executive officer’s total compensation because it promotes long-term performance by aligning the interests of our named executive officers with the interests of our stockholders. We believe that equity awards will incentivize our named executive officers to achieve long-term performance because they provide greater opportunities for our named executive officers to benefit from any future successes in our business. We have not adopted stock ownership guidelines, and, other than stock acquired by our founder, our equity compensation plans have provided the principal method for our named executive officers to acquire equity or equity-linked interests in our company.

The number of shares subject to options granted to each named executive officer is determined by our compensation committee based upon several factors, including individual performance reviews and the levels of equity ownership we believe to be representative of and competitive with ownership levels of officers having similar responsibilities in technology companies of similar scale and stage of development to ours. In addition to the annual awards, grants of options may be made to executive officers as an inducement to accept employment, following a significant change in job responsibility or in recognition of a significant achievement. The exercise price of options granted under our equity incentive plans is equal to or exceeds the fair market value of the underlying shares on the date of grant. Our equity incentive plans are more fully described below in the section titled “Employee Benefit and Equity Plans.”

Policies with Respect to Equity Compensation Awards

During fiscal year 2012, we granted options to purchase shares of our common stock under our 2004 Stock Incentive Plan and, following completion of our initial public offering, our 2012 Stock Incentive Plan. Both plans allow us to grant options, restricted stock, and other equity awards. We grant options with exercise prices equal to or in excess of the fair market value of our common stock as of the date of grant. Our shares of common stock were publicly traded only during part of fiscal year 2012. The fair market value of our shares of common stock and the corresponding exercise prices of our option grants granted prior to the completion of our initial public offering were determined by our board of directors considering the input of an independent third-party valuation firm. The fair market value of shares of our common stock and the corresponding exercise prices of our option grants following our initial public offering is established as the closing sale price of our common stock on the NYSE on the date a grant is made.

Executive Compensation Tables

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our named executive officers for fiscal year 2012 during each of our last three fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)(2)		Total ($)
Steven Nasiri President and Chief Executive Officer (Principal Executive Officer)	2012 2011 2010	337,500 275,000 275,000		— — —	1,640,828 — —	300,000 225,000 150,000	8,101 11,288 4,963	(4)	2,286,429 511,288 429,963
Alan Krock(3) Vice President and Chief Financial Officer (Principal Financial Officer)	2012	163,114		50,000	1,854,409	65,625	4,157		2,137,305
Jim Callas(3) Corporate Controller and Former Interim Chief Financial Officer (Former Principal Financial Officer)	2012 2011	177,853 92,885		22,530 —	46,936 236,368	13,334 4,514	68,739 1,612	(5)	329,392 335,379
Daniel Goehl Vice President — Worldwide Sales	2012 2011 2010	190,880 175,000 175,000		38,500 42,500 34,483	271,279 86,805 —	92,400 63,750 47,250	9,720 7,608 6,259		602,780 375,663 262,992
Ram Krishnan Vice President — Operations	2012 2011 2010	193,846 200,000 200,000	(6)	31,200 34,000 22,350	174,937 76,608 67,100	58,500 51,000 37,250	1,066 670 492		459,549 362,278 327,192
Stephen Lloyd Vice President — Engineering and New Product Development	2012 2011 2010	205,270 205,000 202,635	(7)	42,500 29,750 15,100	141,364 153,216 —	63,750 44,625 22,650	11,365 10,632 8,879		464,249 443,223 249,264

(1)	This column reflects the aggregate grant date fair value of option awards granted to our named executive officers estimated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The amounts reported for the stock option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock option awards are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 1, 2012 which was filed with the SEC on June 19, 2012.

(2)	This column includes our company’s contribution to the executive’s medical and life insurance payments, health savings account contributions and gym memberships.

(3)	Mr. Krock has served as our chief financial officer from May 2011, and Mr. Callas served as our interim chief financial officer from January 2011 to May 2011.

(4)	Includes a pay-out of Mr. Nasiri’s accrued vacation of $5,288.

(5)	Includes a bonus of $60,000 for Mr. Callas’s service as our interim chief financial officer.

(6)	Inludes Mr. Krishnan’s salary of $200,000, less unpaid leave of $6,154.

(7)	Includes Mr. Lloyd’s salary of $205,000 less unpaid leave of $2,365.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during fiscal year 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Based Plans		Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Target ($)	Maximum ($)
Steven Nasiri	—	200,000	600,000	—	—	—
	10/21/2011	—	—	500,000	7.32	1,640,828
Alan Krock	—	70,000	210,000	—	—	—
	7/9/2011	—	—	500,000	7.32	1,791,534
	10/21/2011	—	—	20,000	7.32	62,876
Jim Callas	—	8,750	17,500	—	—	—
	11/25/2011	—	—	10,000	10.10	46,936
Daniel Goehl	—	80,000	240,000	—	—	—
	10/21/2011	—	—	85,000	7.32	271,279
Ram Krishnan	—	50,000	150,000	—	—	—
	10/21/2011	—	—	55,000	7.32	174,937
Stephen Lloyd	—	50,000	150,000	—	—	—
	10/21/2011	—	—	45,000	7.32	141,364

(1)	This column reflects the aggregate grant date fair value of option awards granted to our named executive officers estimated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made in the valuation of the stock option awards are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 1, 2012 which was filed with the SEC on June 19, 2012.

Outstanding Equity Awards at the End of Fiscal Year 2012

The following table presents, for the fiscal year ended April 1, 2012, certain information regarding outstanding equity awards held by our named executive officers at April 1, 2012.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Steven Nasiri	3/28/2008	1,534,714	(1)	—	0.70	3/27/2018
	10/21/2011	—	(2)	500,000	7.32	10/20/2021
Alan Krock	7/9/2011	—	(3)	500,000	7.32	7/8/2021
	10/21/2011	—	(4)	20,000	7.32	10/20/2021
Jim Callas	10/21/2011	30,000	(5)	50,000	5.13	10/20/2021
	1/19/2011	5,833	(6)	14,167	6.11	1/18/2021
	11/25/2011	—	(7)	10,000	10.10	11/24/2021
Dan Goehl	3/1/2007	57,292	(8)	—	0.17	2/28/2017
	3/28/2008	43,750	(9)	10,000	0.70	3/27/2018
	3/31/2010	—	(10)	10,000	5.07	3/30/2020
	1/19/2011	—	(11)	20,000	6.11	1/18/2021
	10/21/2011	10,000	(12)	50,000	7.32	10/20/2021
	10/21/2011	—	(4)	25,000	7.32	10/20/2021
Ram Krishnan	4/12/2007	412,500	(13)	—	0.32	4/11/2017
	1/27/2010	—	(14)	50,000	2.97	1/26/2020
	1/19/2011	—	(15)	25,000	6.11	1/18/2021
	10/21/2011	—	(16)	30,000	7.32	10/20/2021
	10/21/2011	—	(4)	25,000	7.32	10/20/2021
Stephen Lloyd	12/10/2008	243,750	(17)	56,250	1.02	12/9/2018
	1/19/2011	—	(18)	50,000	6.11	1/18/2021
	10/21/2011	—	(19)	20,000	7.32	10/20/2021
	10/21/2011	—	(4)	25,000	7.32	10/20/2021

(1)	The option vested with respect to 1/48th of the total shares subject to the option monthly for 48 months, such that all the shares were fully vested upon the fourth anniversary of the option’s vesting commencement date of March 28, 2008.

(2)	The option vests with respect to 1/40th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2012 for 36 months, with 1/120th monthly for the subsequent 12 months.

(3)	The option vests with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of May 31, 2011, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.

(4)	The option vests with respect to 1/12th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2015.

(5)	The option vests with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of September 2, 2010, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.

(6)	The option vests with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of January 18, 2011, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.

(7)	The option vests with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of February 1, 2012, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.

(8)	The option vested with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of March 1, 2007, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares were fully vested as of March 1, 2011.

(9)	The option vests with respect to 1/48th of the total shares subject to the option monthly for 48 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date of November 15, 2008.

(10)	The option vests with respect to all of the shares subject to the option 45 months after the vesting commencement date of February 15, 2010.

(11)	The option vests with respect to all of the shares subject to the option 45 months after the vesting commencement date of February 15, 2011.

(12)	The option vests with respect to 1/36th of the total shares subject to the option monthly from the vesting commencement date of October 1, 2011.

(13)	The option vested with respect to 109,375 of the total shares subject to the option on the first anniversary of the vesting commencement date of April 9, 2007, with respect to 9,115 of the total shares subject to the option monthly thereafter for 36 months and with respect to an additional 62,500 of the total shares subject to the option on each of the third and fourth anniversaries of the vesting commencement date, such that all shares were fully vested as of April 12, 2011.

(14)	The option vests with respect to half of the total shares subject to the option 30 months after the option’s vesting commencement date of October 9, 2009, and with respect to the remaining half of the total shares subject to the option 42 months after the vesting commencement date.

(15)	The option vests with respect to all of the shares subject to the option 39 months after the option’s vesting commencement date of January 9, 2011.

(16)	The option vests with respect to 1/36th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2012.

(17)	The option vests with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of December 8, 2008, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.

(18)	The option vests with respect to half of the shares subject to the option 34 months after the vesting commencement date of February 8, 2011, and with respect to the remaining half of the total shares subject to the option 46 months after the vesting commencement date.

(19)	The option vests with respect to 1/24th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2013.

Option Exercises and Stock Vested

No stock options or stock awards held by our named executive officers were exercised or vested, respectively, during our 2012 fiscal year.

Employment Agreements; Change in Control Arrangements; and Potential Payments Upon Termination or Change in Control

Severance and Change in Control Policies

We adopted changes to our policies relating to the severance and change in control arrangements of our named executive officers that became effective on August 1, 2011 with respect to named executive officers employed by us on that date who remain named executive officers. These changes provide benefits that are in addition to those provided for in any existing employment agreements with the named executive officers.

Under these arrangements, if Mr. Nasiri is terminated without cause or for good reason (as those terms are defined in our change-in-control policy), he will be eligible to receive the following severance:

•	an amount equal to 12 months of his then-current base salary, payable at our option in the form of salary or in a lump sum;

•	an amount equal to the lower of his current year target bonus or the amount of his most recent bonus paid to him; and

•	payment of 18 months of continued medical insurance premiums under COBRA, if elected by him.

If any of our other named executive officers are terminated without cause (as that term is defined in our change-in-control policy), he will be eligible to receive the following severance:

•	an amount equal to 9 months of his then-current base salary, payable at our option in the form of salary or in a lump sum; and

•	payment of 18 months of continued medical insurance premiums under COBRA, if elected by him.

In the event we undergo a “change of control” (as that term is defined in our change-in-control policy) and we or our successor in interest terminates Mr. Nasiri’s employment, or Mr. Nasiri terminates his employment for “good reason” (as defined in the policy), he will be eligible to receive the following severance:

•	an amount equal to 18 months of his then-current base salary, payable at our option in the form of salary or in a lump sum;

•	an amount equal to 150 percent of the lower of his current year target bonus or the amount of his most recent bonus paid to him;

•	payment of 18 months of continued medical insurance premiums under COBRA, if elected by him; and

•	the full acceleration of vesting (or release from our repurchase rights, as applicable) with respect to his stock (including options) then subject to vesting (or repurchase, as applicable).

In the event we undergo a “change of control” (as that term is defined in our change-in-control policy) and we or our successor in interest terminates the employment of any of our other named executive officers, or any such named executive officer terminates his employment for “good reason” (as defined in our change-in-control policy), he will be eligible to receive the following severance:

•	an amount equal to 12 months of his then-current base salary, payable at our option in the form of salary or in a lump sum;

•	an amount equal to the lower of his current year target bonus or the amount of his most recent bonus paid to him;

•	payment of 18 months of continued medical insurance premiums under COBRA, if elected by him; and

•	the acceleration of vesting (or release from our repurchase rights, as applicable) with respect to 50 percent of his stock (including options) then subject to vesting (or repurchase, as applicable).

Steven Nasiri

Effective as of April 14, 2004, we entered into an executive employment agreement with Steven Nasiri, our President and Chief Executive Officer. Under the agreement, Mr. Nasiri is entitled to a base annual salary, which is currently $375,000, and may receive a yearly bonus and additional stock option grants. The agreement further provides that Mr. Nasiri is eligible to receive (i) the benefits we make generally available to similarly-situated executives in accordance with our benefit plans, (ii) vacation benefits and (iii) reimbursement for reasonable expenses incurred in the performance of his duties. The agreement provides that either party may terminate the employment arrangement for any reason or no reason, but four weeks notice is required if the agreement is terminated by Mr. Nasiri.

In addition to the benefits provided in the severance and change of control policy, Mr. Nasiri’s executive employment agreement also provides that if (i) we terminate Mr. Nasiri’s employment other than for cause (as defined in the agreement) and other than following a change of control (as defined in the agreement), or (ii) Mr. Nasiri terminates his employment for “good reason” (as defined in the agreement), Mr. Nasiri will be eligible to receive nine months’ acceleration of vesting (or release from our repurchase rights, as applicable) with respect to his stock (including options) then subject to vesting (or repurchase, as applicable).

Further, his agreement provides that in the event of Mr. Nasiri’s death or disability, he will be eligible to receive the following severance:

•	an amount equal to two months of his then-current base salary payable in the form of salary continuation; and

•	three months’ acceleration of vesting (or release from our repurchase rights, as applicable) with respect to his stock (including options) then subject to vesting (or repurchase, as applicable).

Mr. Nasiri shall not be entitled to any severance payments or acceleration of vesting (or release from our repurchase rights, as applicable) on his stock (including options) then subject to vesting (or repurchase, as applicable) if his employment is terminated for “cause” (as defined in the agreement), in which case he shall only be paid all compensation to which he is entitled through the date of his termination.

In addition, subject to the terms of the employment agreement, during his term of employment and for one year thereafter, Mr. Nasiri has agreed not to solicit or otherwise induce any of our employees to terminate their employment with us and not to disclose to us or induce us to use proprietary information or trade secrets of others at any time.

The following table describes the estimated compensation that would have been paid to Mr. Nasiri in the event of his termination or resignation, assuming such termination or resignation was effective on April 1, 2012, the last day of our 2012 fiscal year. The actual amounts to be paid in the event of a termination of employment can only be determined at the time of Mr. Nasiri’s separation from us.

Benefit and Payments Upon Separation	Termination Without Cause	Resignation For Good Reason	Termination Due to Death or Disability	Termination for Cause	Resignation Without Good Reason	Termination or Resignation For Good Reason Following a Change of Control	Resignation Without Good Reason Following a Change of Control
Cash severance payment	$575,000	$575,000	$62,500	$—	$—	$862,500	$—
Accelerated vesting of options(1)	1,212,750	1,212,750	404,250	—	—	5,390,000	—
COBRA Payments	27,000	27,000	—	—	—	27,000	—
Total	$1,814,750	$1,814,750	$466,750	$—	$—	$6,279,500	$—

(1)	The value of accelerated vesting of options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of $18.10 per share of our common stock on the last day of our 2012 fiscal year and the per share exercise price of the accelerated options. On the last day of our 2012 fiscal year, Mr. Nasiri held 37,500 shares of our common stock issuable pursuant to options subject to three months’ acceleration, 112,500 shares of our common stock issuable pursuant to options subject to nine months’ acceleration and 500,000 shares of our common stock issuable pursuant to options subject to full acceleration.

Alan Krock

Effective May 31, 2011, we entered into an employment agreement with Alan Krock for employment as Chief Financial Officer. Under the agreement and subsequent adjustments to his compensation approved by our board of directors, Mr. Krock is entitled to a base salary of $220,000, a performance payment of up to $80,000 payable within the first four weeks of the commencement of fiscal year 2013 and an option to purchase 500,000 shares of our common stock, which was granted by the board subsequent to July 3, 2011. The option vests with respect to 1/4 of the total shares subject to the option on the first anniversary of the option’s vesting commencement date and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all shares subject to the option will be fully vested on the fourth anniversary of such option’s vesting commencement date. Mr. Krock will also participate in our executive bonus plan for fiscal year 2012 and may receive additional stock option grants. The agreement further provides that Mr. Krock is eligible to receive (i) the benefits we make generally available to similarly-situated executives in accordance with our benefit plans, (ii) vacation and illness benefits and (iii) reimbursement for reasonable expenses incurred in the performance of his duties. The agreement provides that either party may terminate the employment arrangement for any reason or no reason.

In addition to the benefits provided in the severance and change of control policy, Mr. Krock’s executive employment agreement also provides that if (i) we terminate Mr. Krock’s employment other than for cause (as defined in the agreement) or (ii) Mr. Krock terminates his employment for “good reason” (as defined in the agreement), and if such termination occurs in connection with or within twelve months after consummation of a “change in control transaction” (as defined in the agreement), Mr. Krock will be eligible to receive (i) an amount equal to four months of his then-current base salary payable on a monthly basis or in a lump sum payment, as determined by us in our sole discretion, (ii) any then-unvested shares subject to the option described above that would have been vested as of the date of termination had the option not been subject to the 12-month cliff vesting provision described above, and (iii) an additional four months of accelerated vesting with respect to any other options or restricted stock outstanding as of the date of such termination.

In addition, subject to the terms of the employment agreement, during his term of employment and for one year thereafter, Mr. Krock has agreed not to solicit or otherwise induce any of our employees to terminate their employment with us and not to disclose to us or induce us to use proprietary information or trade secrets of others at any time.

The following table describes the potential compensation that would have been paid to Mr. Krock in the event of a termination of his employment, assuming such termination was effective as of April 1, 2012, the last day of our 2012 fiscal year. The actual amounts to be paid in the event of a termination of employment or resignation in connection with an acquisition of us by a third party can only be determined at the time of Mr. Krock’s separation from us.

Benefit and Payments Upon Separation	Termination Without Cause	Termination for Cause	Termination or Resignation For Good Reason Following a Change of Control	Resignation Without Good Reason Following a Change of Control
Cash severance payment	$165,000	$—	$300,000	$—
Accelerated vesting of options(1)	—	—	2,802,800	—
COBRA Payments	27,000	—	27,000	—
Total	$192,000	$—	$3,129,800	$—

(1)	The value of accelerated vesting of options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of $18.10 per share of our common stock on the last day of our 2012 fiscal year and the per share exercise price of the accelerated options. On the last day of our 2012 fiscal year, Mr. Krock held 260,000 shares of our common stock issuable pursuant to options subject to 50% acceleration.

Daniel Goehl and Stephen Lloyd

The following tables describes the potential compensation that would have been paid to Messrs. Lloyd and Goehl in the event of a termination of their employment or resignation, assuming such termination was effective as of April 1, 2012, the last day of our 2012 fiscal year. The actual amounts to be paid in the event of a termination of employment in connection with an acquisition of us by a third party can only be determined at the time of Mr. Goehl’s or Mr. Lloyd’s separation from us.

Daniel Goehl

Benefit and Payments Upon Separation	Termination Without Cause	Termination for Cause	Termination or Resignation For Good Reason Following a Change of Control	Resignation Without Good Reason Following a Change of Control
Cash severance payment	$150,000	$—	$280,000	$—
Accelerated vesting of options(1)	—	—	556,400	—
COBRA Payments	27,000	—	27,000	—
Total	$177,000	$—	$863,400	$—

(1)	The value of accelerated vesting of options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of $18.10 per share of our common stock on the last day of our 2012 fiscal year and the per share exercise price of the accelerated options. On the last day of our 2012 fiscal year, Mr. Goehl held 47,500 shares of our common stock issuable pursuant to options subject to 50% acceleration.

Stephen Lloyd

Benefit and Payments Upon Separation	Termination Without Cause	Termination for Cause	Termination or Resignation For Good Reason Following a Change of Control	Resignation Without Good Reason Following a Change of Control
Cash severance payment	$153,750	$—	$255,000	$—
Accelerated vesting of options(1)	—	—	1,022,675	—
COBRA Payments	27,000	—	27,000	—
Total	$180,750	$—	$1,304,675	$—

(1)	The value of accelerated vesting of options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of $18.10 per share of our common stock on the last day of our 2012 fiscal year and the per share exercise price of the accelerated options. On the last day of our 2012 fiscal year, Mr. Lloyd held 75,625 shares of our common stock issuable pursuant to options subject to 50% acceleration.

Ram Krishnan

Ram Krishnan, our Vice President – Operations, has announced his intention to retire on July 31, 2012.

On April 5, 2007, we entered into an offer letter with Mr. Krishnan, which specifies that Mr. Krishnan is an at-will employee and provides for an initial base salary of $180,000, which has subsequently been increased to $200,000.

Mr. Krishnan received an option to purchase 562,500 shares of our common stock at an exercise price of $0.32 per share. The option vested with respect to 109,375 of the total shares subject to the option on the first anniversary of the option’s vesting commencement date of April 9, 2007, with respect to 9,115 of the total shares subject to the option monthly thereafter for 36 months, with respect to 62,500 shares subject to the option on the third anniversary of the vesting commencement date, and with respect to 62,500 of the total shares subject to the option on the fourth anniversary of the vesting commencement date, such that all of the shares subject to the option vested on the fourth anniversary of the vesting commencement date. The offer letter also provides that if Mr. Krishnan’s employment is terminated without cause following an acquisition of our company by a third party, Mr. Krishnan will be entitled to 3 months acceleration of vesting with respect to the option.

The following table describes the potential compensation that would have been paid to Mr. Krishnan in the event of a termination of his employment or resignation, assuming such termination was effective as of April 1, 2012, the last day of our 2012 fiscal year. The actual amounts to be paid in the event of a termination of employment in connection with an acquisition of us by a third party can only be determined at the time of Mr. Krishnan’s separation from us.

Benefit and Payments Upon Separation	Termination Without Cause	Termination for Cause	Termination or Resignation For Good Reason Following a Change of Control	Resignation Without Good Reason Following a Change of Control
Cash severance payment	$150,000	$—	$250,000	$—
Accelerated vesting of options(1)	—	—	824,575	—
COBRA Payments	27,000	—	27,000	—
Total	$177,000	$—	$1,101,575	$—

(1)	The value of accelerated vesting of options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of $18.10 per share of our common stock on the last day of our 2012 fiscal year and the per share exercise price of the accelerated options. On the last day of our 2012 fiscal year, Mr. Krishnan held 65,000 shares of our common stock issuable pursuant to options subject to 50% acceleration.

Jim Callas

Mr. Callas accepted our offer letter dated January 18, 2011 for employment as Interim Chief Financial Officer. This letter supplemented the offer letter dated August 20, 2010 for the position of Corporate Controller. Under the two offer letters, Mr. Callas is entitled to a base salary of $175,000 and benefits and bonuses payable in accordance with our standard payroll and benefit policies. The August letter provides for a cash bonus target of $30,000 based on Mr. Callas’ annual performance reviews, and the January letter provides for an additional bonus of $60,000, which was paid in two increments of $30,000 on July 18, 2011 and on January 18, 2012. In addition, in accordance with the terms of the two offer letters, our board of directors granted Mr. Callas an option to purchase 80,000 shares of our common stock on October 21, 2010 and an option to purchase 20,000 shares of our common stock on January 19, 2011, each of which vests with respect to 1/4 of the total shares subject to the option on the first anniversary of the option’s vesting commencement date of September 2, 2010 and January 18, 2011, respectively, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all shares subject to the option will be fully vested on the fourth anniversary of such option’s vesting commencement date.

The January letter further provides that in the event that we hire a new chief financial officer, as well as a new corporate controller within twelve months after the chief financial officer hire date, which results in Mr. Callas’ termination without cause or a material diminishment of his duties, then Mr. Callas shall receive a cash amount equal to six months base salary, or $87,500. In addition, Mr. Callas would have received any unpaid portion of the $60,000 additional bonus payment referred to above, and had such termination occurred prior to September 1, 2011, he would have received acceleration of up to 1/4th of the total shares subject to the option granted to him on October 21, 2010.

Employee Benefit and Equity Plans

2011 Stock Incentive Plan

Our board of directors has adopted, and our stockholders have approved, our 2011 Stock Incentive Plan, which we refer to as the 2011 Plan. The 2011 Plan serves as the successor to our 2004 Stock Incentive Plan, as amended, which we refer to as our 2004 Plan. Our 2011 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.

Share Reserve

As of April 1, 2012, we had reserved for issuance pursuant to the 2011 Plan a total of 10,503,989 shares of our common stock. In addition, the number of shares reserved for issuance pursuant to the 2011 Plan will be increased by any additional shares that would otherwise have returned to the 2004 Plan after April 1, 2012 as a result of forfeiture, termination or expiration of awards previously granted under the 2004 Plan. Further, our 2011 Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning April 2, 2012, the day after the completion of our most recent fiscal year, equal to four percent (4%) of the number of shares of our common stock outstanding as of such date, which resulted in an annual increase of 3,235,586 shares for fiscal year 2013. As of April 1, 2012, options to purchase 1,219,400 shares of common stock and 118,200 restricted stock units were outstanding and 9,166,389 shares were available for future grant under the 2011 Plan.

Administration

Our board of directors has appointed our compensation committee as administrator of our 2011 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code the committee will consist of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator will have the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also will have the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered or cancelled in exchange for other awards of the same type (which may have higher or lower exercise prices) or awards of a different type.

Stock Options

Our 2011 Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under our 2011 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any employee who owns more than ten percent (10%) of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five (5) years, and the exercise price must equal at least one hundred ten percent (110%) of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

Our 2011 Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than one hundred percent (100%) of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards

Our 2011 Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Our 2011 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Dividend Equivalent Rights

Our 2011 Plan allows for the grant of dividend equivalent rights. Dividend equivalent rights are awards that entitle the recipients to compensation measured by the dividends we pay with respect to our common stock.

Transferability of Awards

Our 2011 Plan allows for the transfer of awards under the 2011 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the administrator will make adjustments to one or more of the number or class of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2011 Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control

Our 2011 Plan provides that in the event of a corporate transaction, as defined in the 2011 Plan, each outstanding award will terminate upon the consummation of the corporate transaction to the extent that such awards are not assumed by the acquiring or succeeding corporation. Prior to or upon the consummation of a corporate transaction or a change in control, as defined in the 2011 Plan, an outstanding award may vest, in whole or in part, to the extent provided in the award agreement or as determined by the administrator in its discretion. The administrator may condition the vesting of an award upon the subsequent termination of the recipient’s service or employment within a specified period of time following the consummation of a corporate transaction or change in control. The administrator will not be required to treat all awards similarly in the event of a corporate transaction or change in control.

Plan Amendments and Termination

Our 2011 Plan will automatically terminate ten (10) years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2011 Plan provided such action does not impair the rights under any outstanding award unless mutually agreed to in writing by the recipient and us.

Equity Compensation Plan Information

Information, as of April 1, 2012, regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,520,089	$4.19	10,503,989	(1)
Equity compensation plans not approved by security holders	—	—	—

TOTAL	11,520,089	$4.19	10,503,989

(1)	Consists of shares available for issuance under our 2011 Stock Incentive Plan.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including the named executive officers, during fiscal year 2012.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including the named executive officers, during fiscal year 2012.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a U.S. employee may contribute to the 401(k) plan, through payroll deductions, subject to statutory limitations imposed by the Internal Revenue Service. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make contributions to the accounts of plan participants.

Limitations of Liability and Indemnification Matters

We have adopted provisions in our current certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

•	cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

REPORT OF THE COMPENSATION COMMITTEE(1)

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 1, 2012.

Compensation Committee

Amit Shah (Chairman)

Yubei (“Ben”) Yu, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of InvenSense under the Securities Act or the Exchange Act, other than InvenSense’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In addition to providing stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, in accordance with recent legislation and related SEC regulations, we are proposing a non-binding advisory vote on whether the advisory vote on named executive officer compensation should be held every one, two or three years, also known as “say-on-pay” frequency.

The board believes that a frequency of three years for the advisory vote on named executive officer compensation is the optimal interval for conducting and responding to a “say-on-pay” vote.

Because of its emphasis on equity compensation, our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant equity awards with multi-year vesting periods to encourage our named executive officers to focus on long-term performance, and we accordingly recommend a triennial vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance. In addition, a triennial vote will provide stockholders additional time to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

A triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and to implement changes. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on named executive officer compensation.

Required Vote

The frequency of named executive officer compensation advisory votes advised by the stockholders will be the year receiving the highest number of votes. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted for the option of advising that named executive officer compensation advisory votes be held every three years.

Recommendation

The board of directors recommends a vote for a non-binding resolution advising THREE YEAR frequency for future advisory votes on named executive officer compensation.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm for the fiscal year ending March 31, 2013, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche has been our independent registered public accounting firm beginning with the audit of our 2005 fiscal year financial statements. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our 2013 financial statements, we expect to enter into an engagement agreement with Deloitte & Touche that will set forth the terms by which Deloitte & Touche would perform audit services for us, including responsibilities of Deloitte & Touche and management in the conduct of the audit and estimated fees. Our engagement agreements with Deloitte & Touche are typically subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended April 1, 2012 and April 3, 2011 (fiscal years 2012 and 2011, respectively), by Deloitte & Touche, our independent registered public accounting firm.

	Fiscal Year (in thousands)
	2012	2011
Audit Fees	$1,004	$931
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,004	$931

All services provided by Deloitte & Touche for the fiscal years ended April 1, 2012 and April 3, 2011 were approved by the audit committee.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte & Touche for financial audit services totaled approximately $1.0 million for fiscal year 2012 and $0.9 million for fiscal year 2011, consisting of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering and our Form S-1 related to our follow-on public offering and services that are normally provided by independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdicitions.

Audit-Related Fees, Tax Fees and All Other Fees

There were no other fees paid to Deloitte & Touche in fiscal years 2012 and 2011.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the chairman of the audit committee, Mr. R. Douglas Norby, the authority to grant such pre-approvals, provided that all approvals made by the chairman are presented to the full audit committee at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Deloitte & Touche, the audit committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Deloitte & Touche, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Deloitte & Touche in fiscal years 2012 and 2011 was compatible with maintaining the registered public accounting firm’s independence.

Required Vote

Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2013 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to pass. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of Deloitte  & Touche.

Recommendation

The board of directors recommends a vote FOR Proposal Four.

REPORT OF THE AUDIT COMMITTEE(1)

The audit committee has reviewed and discussed with InvenSense’s management the company’s audited consolidated financial statements for the fiscal year ended April 1, 2012. The audit committee has also discussed with Deloitte & Touche LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

R. Douglas Norby (Chairman)

Jon Olson

Tim Wilson

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of InvenSense under the Securities Act of 1933, as amended, or the Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of InvenSense’s common stock as of July 23, 2012 by: (i) each director; (ii) each of the named executive officers named in the Summary Compensation Table below; (iii) all current executive officers and directors of InvenSense as a group; and (iv) all those known by InvenSense to be beneficial owners of more than five percent of our common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group that may be exercised or converted within 60 days after July 23, 2012. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after July 23, 2012 are included for that person or group but not the stock options of any other person or group. Applicable percentage ownership prior is based on 81,749,556 shares of common stock outstanding at July 23, 2012. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o InvenSense, Inc., 1197 Borregas Avenue, Sunnyvale, CA 94089.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage (%)
5% Stockholders:
Entities affiliated with Artiman Ventures(1)	13,543,178	16.6
Entities affiliated with Partech International(2)	13,074,965	16.0
Sierra Ventures IX, L.P.(3)	5,104,604	6.2
Directors and Named Executive Officers:
Steven Nasiri(4)	9,818,094	11.8
Behrooz Abdi(5)	26,250	*
R. Douglas Norby(6)	93,750	*
Jon Olson(7)	20,625	*
Amit Shah(8)	16,666	*
Tim Wilson(9)	24,999	*
Yunbei “Ben” Yu, Ph.D.(10)	24,999	*
Alan Krock(11)	156,250	*
Jim Callas(12)	49,333	*
Daniel Goehl(13)	420,833	*
Ram Krishnan(14)	504,166	*
Stephen Lloyd(15)	261,250	*
All current directors and executive officers as a group (11 persons)(16)	11,211,632	13.3

*	Represents beneficial ownership of less than 1%.

(1)

Includes 13,283,688 shares of common stock held by Artiman Ventures, L.P., 85,835 shares of common stock held by Artiman Ventures Side Fund, L.P. and 173,655 shares of common stock held by Artiman Ventures Side Fund II, L.P. Amit Shah, Yatin Mundkur and Saurabh Srivastava are the Managing Members of, and Tim Wilson is a Managing Partner of, Artiman, L.L.C., the General Partner of the Artiman Ventures entities, and share voting control and investment power over the securities held by Artiman Ventures. Messrs. Shah, Mundkur, Srivastava and Wilson disclaim beneficial ownership of the securities held by

Artiman Ventures, except to the extent of their pecuniary interests therein. The address for these entities is 2000 University Avenue, Suite 602, East Palo Alto, CA 94303. See also notes 8 and 9 to this section.

(2)	Includes 12,958,502 shares of common stock held by Partech U.S. Partners IV, LLC, 82,017 shares of common stock held by 45th Parallel, LLC and 34,446 shares of common stock held by PAR SF II LLC. Vincent R. Worms is the managing member of PAR SF II LLC, the managing member of 45th Parallel, LLC and the managing member of 47th Parallel, LLC, which is the managing member of Partech U.S. Partners IV, LLC, and he has voting control and investment power over the securities held by Partech U.S. Partners IV, LLC, 45th Parallel, LLC and PAR SFII LLC. Mr. Worms disclaims beneficial ownership of the securities held by 45th Parallel, LLC and Partech U.S. Partners IV, LLC, except to the extent of his pecuniary interest therein. The address for these entities is 50 California Street, Suite 3200, San Francisco, CA 94111.

(3)	Peter Wendell, A. Tim Guleri, Dave Schwab, Steve Williams, Yunbei “Ben” Yu and Mark Fernandes are the Managing Directors of Sierra Ventures Associates IX, LLC, the sole General Partner of Sierra Ventures IX, L.P., and share voting control and investment power over the securities held by Sierra Ventures IX, L.P. Messrs. Wendell, Guleri, Schwab, Williams, Yu and Fernandes disclaim beneficial ownership of the shares held by Sierra Ventures IX, L.P., except to the extent of their pecuniary interests therein. The address for the selling stockholder is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025. See also note 10 to this section.

(4)	Includes 8,240,880 shares of common stock held by the Steven S. Nasiri Living Trust and 1,577,214 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 437,500 shares of common stock issuable to Steven Nasiri upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(5)	Includes 26,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 83,750 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(6)	Includes 93,750 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 51,370 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(7)	Includes 20,620 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 69,370 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(8)	Includes 16,666 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 15,001 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012. Amit Shah is a Managing Member of Artiman, LLC, which is the General Partner of the Artiman Ventures entities, and shares voting control and investment power of the securities held by Artiman Ventures with the other Managing Members of Artiman, LLC; however, Mr. Shah disclaims beneficial ownership of the securities held by Artiman Ventures except to the extent of his pecuniary interest therein. See also note 1 to this section.

(9)	Includes 24,999 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 15,001 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012. Tim Wilson is a Managing Director of Artiman, LLC, which is the General Partner of the Artiman Ventures entities, and shares voting control and investment power of the securities held by Artiman Ventures with the other Managing Members of Artiman, LLC; however, Mr. Wilson disclaims beneficial ownership of the securities held by Artiman Ventures except to the extent of his pecuniary interest therein. See also note 1 to this section.

(10)	Includes 24,999 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 15,001 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012. Yunbei “Ben” Yu, Ph.D. is a Managing Director of Sierra Ventures Associates IX, LLC, the sole General Partner of Sierra Ventures IX, L.P., and shares voting control and investment power over the securities held by Sierra Ventures IX, L.P. with its other Managing Directors; however, Dr. Yu disclaims beneficial ownership of the securities held by Sierra Ventures IX, L.P. except to the extent of his pecuniary interest therein. See also note 3 to this section.

(11)	Includes 156,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 363,750 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(12)	Includes 1,000 shares of common stock held by S Solari-Callas & J Callas TTE James Callas & Stacie Solari –C U/A DTD 7/08/1998 and 48,333 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 61,667 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(13)	Includes 293,958 shares of common stock and 126,875 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 99,167 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(14)	Includes 112,500 shares of common stock and 391,666 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 100,834 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(15)	Includes 5,000 shares of common stock and 256,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 113,750 shares of common stock issuable upon the exercise of outstanding options not exercisable within 60 days of July 23, 2012.

(16)	Includes 2,715,544 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 23, 2012. Does not include 1,344,379 shares of common stock issuable upon the exercise of outstanding options held by current directors and executive officers not exercisable within 60 days of July 23, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of InvenSense. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended April 1, 2012 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner, except as for a late Form 4 filing for each of Amit Shah, Tim Wilson and Yunbei “Ben” Yu disclosing an automatic grant of equity awards to each of them on November 15, 2011 in connection with the Company’s initial public offering.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Our board of directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us or a related person.

Certain Related-Person Trans actions

Exercise of Series B Preferred Stock Warrants

In July 2011, we issued an aggregate of 268,753 shares of our Series B convertible preferred stock at a price per share of $1.858, for aggregate consideration of $499,343, pursuant to the exercise of outstanding warrants issued in October 2006. The table below sets forth the number of shares of Series B convertible preferred stock purchased by our directors, executive officers and 5% stockholders and their affiliates.

Name	Number of Shares of Series B Preferred Stock (#)	Aggregate Purchase Price ($)
Funds affiliated with Artiman Ventures(1)	134,553	249,999
Funds affiliated with Partech International(2)	134,065	249,093

(1)	Consists of 131,975 shares purchased by Artiman Ventures, L.P., 853 shares purchased by Artiman Ventures Side Fund, L.P. and 1,725 shares purchased by Artiman Ventures Side Fund II, L.P. Amit Shah and Tim Wilson are members of our board of directors and a Managing Member and a Managing Partner, respectively, of Artiman, L.L.C., which is the General Partner of each of Artiman Ventures, L.P., Artiman Ventures Side Fund, L.P. and Artiman Ventures Side Fund II, L.P.

(2)	Consists of 132,871 shares purchased by Partech U.S. Partners IV, LLC, 841 shares purchased by 45th Parallel, LLC, and 353 shares purchased by PAR SF II LLC. Tim Wilson is a member of our board of directors and was, at the time of purchase, an Investment Partner of Partech International, LLC, an affiliate of Partech International.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and we purchase directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitations of Liability and Indemnification Matters.”

Certain Business Relationships

Our President, Chief Executive Officer and Chairman, Steven Nasiri, shares his primary residence with Camelia Bobic, who is employed by us as a sales manager. In fiscal year 2012, Ms. Bobic received compensation from us of $162,765, including bonuses, stock options, restricted stock units and benefits.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InvenSense stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 1197 Borregas Avenue, Sunnyvale, California 94089 or (3) contact our Investor Relations department at IR@invensense.com. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our 2012 annual meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on June 19, 2012, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at ir.invensense.com under “SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Alan Krock Vice President and Chief Financial Officer

July 30, 2012

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail orthe Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR_RECORDS_ THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends vnu vntp Except” and write the number(s) of the I d nf D”!rpctors rpcommpnds yoii votp nominee(s) on the line below. I FOR thp following: ( ) . El..fn.. 0 0 0 1. Election of Directors Nominees Jon Olson 02 Amit Shah 03 Yunbei “Ben” Yu, Ph.D. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain Proposal to approve the non-binding advisory resolution relating to named executive officer compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain Proposal to approve the non-binding advisory resolution relating to the frequency of named executive officer 0 0 0 0 compensation advisory votes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain Proposal to ratify the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent 0 0 0 registered public accounting firm for our fiscal year ending March 31, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. <Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. o | 1 1 I 1 1 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000147845_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com. INVENSENSE, INC. Annual Meeting ofStockholders September 14, 2012 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Steve Nasiri and Alan Krock, or either ofthem, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all ofthe shares ofcommon stock of INVENSENSE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Morrison & Foerster LLP at 775 Page Mill Road, Palo Alto, California at 8:30 AM on Friday September 14, 2012, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000147845_2 R1.0.0.11699